                                                                      EXHIBIT 12
                         ADVANTA CORP. AND SUBSIDIARIES

             Statement setting forth details of computation of ratio
                          of earnings to fixed charges

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

($ in thousands)                                                     For The Years Ended December 31,
                                                      ---------------------------------------------------------------
                                                         2002         2001            2000        1999         1998
                                                      ---------    ---------       ---------   ---------    ---------

Income (loss) from continuing operations              $ (15,572)   $ (30,456)      $  11,192   $  41,334    $ 408,604
Federal and state income tax expense (benefit)           17,170      (11,995)              0     (55,785)     (25,748)
                                                      ---------    ---------       ---------   ---------    ---------
Earnings (loss) before income tax expense (benefit)       1,598(A)   (42,451)(B)      11,192     (14,451)     382,856(C)
                                                      ---------    ---------       ---------   ---------    ---------

Fixed charges:
   Interest                                              47,580       82,470          86,508      80,800      101,226
   One-third of all rentals                               1,822        1,736           1,853       1,759        1,366
   Preferred stock dividend of subsidiary trust           8,990        8,990           8,990       8,990        8,990
                                                      ---------    ---------       ---------   ---------    ---------
  Total fixed charges                                    58,392       93,196          97,351      91,549      111,582
                                                      ---------    ---------       ---------   ---------    ---------

  Earnings (loss) before income tax expense
        (benefit) and fixed charges                   $  59,990    $  50,745       $ 108,543   $  77,098    $ 494,438
                                                      ---------    ---------       ---------   ---------    ---------
  Ratio of earnings to fixed charges (D)                  1.03x         N/M (E)        1.11x        N/M (E)     4.43x

(A) Earnings before income taxes in 2002 included a charge of $43.0 million related to a ruling in the litigation associated with the transfer of our consumer credit card business in 1998.

(B) Earnings before income taxes in 2001 included $41.8 million of unusual charges. Unusual charges include severance, outplacement and other compensation costs associated with restructuring our corporate functions commensurate with the ongoing businesses as well as expenses associated with exited businesses and asset impairments.

(C) Earnings before income taxes in 1998 included a $541.3 million gain on the transfer of the consumer credit card business and $125.1 million of unusual charges including severance and outplacement costs associated with workforce reduction, option exercise and other employee costs associated with the Consumer Credit Card Transaction/Tender Offer; expense associated with exited businesses/products; and asset impairment.

(D) For purposes of computing these ratios, "earnings" represent income (loss) from continuing operations before income taxes plus fixed charges. "Fixed charges" consist of interest expense, one-third (the portion deemed representative of the interest factor) of rental expense on operating leases, and preferred stock dividends of subsidiary trust.

(E) The ratios calculated in the years ended December 31, 2001 and 1999 are less than 1.00 and therefore, not meaningful. In order to achieve a ratio of 1.00, earnings before income taxes and fixed charges would need to increase by $42,451 for the year ended December 31, 2001 and $14,451 for the year ended December 31, 1999.